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                                                                   Exhibit 10.51


                          [Omega Cabinets Letterhead]


May 5, 1999



Mr. Earl Lytle
855 Prospect Blvd.
Waterloo, IA  50701

Dear Earl:

The nature of this letter is to serve as a follow up to the conversation that you and I shared in which you elected to resign from your position as Vice President, Manufacturing of Omega Cabinets, Ltd. It is with regret that we accept your resignation, but we understand that your doing so is for personal family reasons.

It is understood that your resignation is conditional. It is understood that you will maintain the duties of your position until at which time the Rough Mill 2000 project is complete and facility is producing a deliverable product. In addition, you agree not to seek employment opportunities that could be deemed to be in competition with Omega Cabinets, until July 1, 2000.

In consideration of the above, your post-employment package is as follows:

     . Re-purchase of your equity investments in Omega Cabinets, Ltd. per the terms of the shareholders Agreement. Settlement shall include purchase of original stock and reconciliation of granted options at a price consistent with a calculation for Fair Market Value. Fair Market Value to be established on the end of closing day May 31, 1999.

     .    COBRA benefits (see enclosed letter).

     . Salary continuance for four weeks following official resignation date; which shall include all unused vacation to date of severance.

We trust that the considerations listed above are agreeable to you, and that we can expect that your daily performance will continue at the level you have displayed in the past.

Please note your agreement and understanding by signing below.

Sincerely,


/s/
Robert L. Moran
President and CEO


Reviewed and Approve:


/s/
________________________  Date:  ________________